Exhibit 10.8

2008 Management Incentive Plan

On February 20, 2008, the Compensation Committee of the Board of Directors (the “Committee”) of Clarient, Inc. (the “Company”) adopted the 2008 Management Incentive Plan (the “2008 Incentive Plan”) to provide cash incentives for the Company’s executive officers and certain other employees. The 2008 Incentive Plan is intended to assist the Company in attracting, retaining and motivating highly qualified and experienced managers. The 2008 Incentive Plan rewards corporate and individual performance with a goal of helping to align the total compensation of the participants with the interests of the Company’s stockholders.  Because the 2008 Incentive Plan is not set forth in any formal document, a general description outlining the 2008 Incentive Plan follows.

Under the 2008 Incentive Plan variable cash incentives, if any, will be paid based on the achievement of specified corporate and individual objectives. The variable cash incentive component of each participant’s total compensation is based on a target amount.  The amount of such compensation for executive officers will be determined based on the following factors: (i) 85% based on achievement of the Company’s financial objectives, (ii) 10% based on the achievement of corporate objectives, and (iii) 5% based on the achievement of certain human resource and leadership objectives, with a potential payout at target incentive levels of approximately $600,000. Non-officer variable compensation for 2008 will be determined based on the following factors: (i) 60% based on achievement of financial objectives, (ii) 30% based on the achievement of corporate objectives, and (iii) 10% based on the achievement of human resource and leadership objectives, with a potential payout at target incentive levels of approximately $800,000.  The target incentive awards for officers range from 75% of salary compensation for the Chief Executive Officer to 30% of salary for certain officers of the Company.  Each participant can earn up to two hundred and ten percent of their target based on very high achievement of these objectives established by the Committee.

There is no mandatory minimum award payable under the 2008 Incentive Plan. Bonus awards are subject to the approval of the Committee and are based on a combination of total corporate performance and individual performance. The actual cash incentive paid to a participant in the 2008 Incentive Plan may be adjusted based upon the achievement of corporate and individual objectives and will be measured on a sliding scale basis (e.g. 50% achievement would result in payment of 50% of target incentives, 100% achievement would result in payment of 100% of target incentives and 200% achievement would result in payment of 200% of target incentives).  The Committee, in its discretion, may award bonuses even if the 2008 Incentive Plan’s financial targets are not met.

The Board also approved the financial and the corporate objectives for the 2008 Incentive Plan. These financial objectives are based on achieving specified levels of improvement in revenue and in earnings before interest, tax, depreciation and amortization expense. The corporate objectives include specified individual business objectives, as well as certain company-wide objectives.  These objectives include customer satisfaction, customer retention, certain project milestones, certain productivity metrics and maintaining regulatory compliance.  Human resource and leadership objectives include maintenance of the Company’s performance culture, individual performance appraisals and evaluation of individual development plans. The incentives are earned over the course of fiscal year 2008 and are expected to be paid in March 2009.